                                                                       Exhibit 1
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Security Benefit Life Insurance Company                700 SW Harrison St.
Security Benefit Group, Inc.                           Topeka, Kansas 66636-0001
Security Distributors, Inc.
Security Management Company

February 23, 1996


Security Tax-Exempt Fund
700 Harrison Street
Topeka, KS 66636-0001


Dear Sir/Madam:

I refer to the Rule 24f-2 Notice for File No. 2-73223 of Security Tax-Exempt Fund, a Kansas corporation, hereinafter referred to as the "Company," being filed with the Securities and Exchange Commission for the purpose of reporting under the Securities Act of 1933 the 405,491 shares of the $.10 par value capital stock of the Company sold during the fiscal year ended December 31, 1995.

I have examined the Articles of Incorporation and the bylaws of the Company, minutes of the applicable meetings of the Board of Directors and stockholders of the Company, and other corporate records, applicable certificates of public officials, and other documents I have deemed relevant.

Based upon the foregoing, it is my opinion that:

(1) The Company is duly organized, existing and in good standing under the laws of the State of Kansas.

(2) The Company has authorization to sell 1 billion shares of capital stock of the par value of $.10 per share pursuant to an indefinite registration of such shares made effective October 21, 1983.

(3) All necessary corporate actions have been taken to authorize the sale by the Company, during the fiscal year ended December 31, 1995, 405,491 shares (dollar aggregate sale price of $3,895,549) of the Company, and, upon the sale by the Company of those shares, they were duly issued, fully paid and nonassessable.

I hereby consent to the inclusion in said Rule 24f-2 Notice of my foregoing opinion filed as Exhibit 1 thereto.

Very truly yours,

Amy J. Lee

AMY J. LEE
Second Vice President and Associate Counsel
Security Benefit Life Insurance Company